EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

STRATFORD AMERICAN CORPORATION ANNOUNCES AMENDMENT TO MERGER AGREEMENT AND INCREASE IN MERGER CONSIDERATION

Phoenix, Arizona - April 20, 2006 - Stratford American Corporation (OTCBB: STFA) today announced that it has entered into an amendment to the definitive merger agreement previously executed on January 31, 2006 with JDMD Investments, L.L.C. (“JDMD”), Stratford Holdings Investment, L.L.C. (“Stratford Holdings”) and Stratford Acquisition, L.L.C. Pursuant to the terms of the amendment, the cash payment to holders of Stratford American’s common stock will be increased from $0.80 per share to $0.90 per share.

Stratford American recently received an offer from a third party to purchase Stratford American’s common stock for $0.90 per share, subject to adjustment if Stratford American’s working capital dropped below a specified threshold as of closing. In response to the third party offer and pursuant to the terms of the merger agreement, Stratford American provided notice of the competing offer to JDMD and JDMD had an opportunity to match the offer. JDMD elected to match the third party price of $0.90 per share and eliminated the working capital contingency required by the third party offer. All other terms of the merger agreement remained the same. Concluding that the new JDMD offer was superior to the offer received from the third party, the board of directors of Stratford American has approved of the amendment to the merger agreement.

The board of directors of Stratford American has recommended to Stratford American’s shareholders that they vote in favor of the merger agreement, as amended, and the merger. The merger is conditioned upon, among other things, the affirmative vote of the holders of a majority of the outstanding unaffiliated shares of common stock (those not owned, directly or indirectly, by JDMD and its affiliates), and the affirmative vote of the holders of a majority of all outstanding shares of common stock (including those shares owned, directly or indirectly, by JDMD and its affiliates). Pursuant to the terms of the merger agreement, Stratford American and its board of directors will have the continuing right to consider competing third party offers and to terminate the merger and accept any such competing offer, without incurring a termination fee, if the board of directors determines in good faith that the competing offer is a superior alternative to the proposed merger that is not matched by JDMD. If Stratford American accepts a competing offer, it will have to reimburse JDMD for its actual expenses, not to exceed $200,000.

JDMD is a current shareholder of Stratford American, and the principals of JDMD, Gerald J. Colangelo, David H. Eaton, Mel L. Shultz and Dale M. Jensen, are members of the board of directors of Stratford. After giving effect to the merger, Stratford American will be a wholly-owned subsidiary of Stratford Holdings, and JDMD will own 100% of Stratford Holdings.

Under the terms of the amended merger agreement, Stratford American’s common stock will be converted into the right to receive a cash payment of $0.90 per share. The merger will extinguish all equity interests in Stratford American held by its public shareholders.

In connection with the proposed merger, Stratford American has filed a preliminary proxy statement with the Securities and Exchange Commission that will be amended to reflect the increased merger consideration. SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. The proxy statement will be mailed to all shareholders with a notice of a special meeting. Shareholders also may obtain a free copy of the proxy statement (when available) and other documents filed by Stratford American at the Securities and Exchange Commission’s web site at http://www.sec.gov.

Stratford American, headquartered in Phoenix, Arizona, engages in the business of natural resource exploration and development.

Contact:	Stratford American Corporation Mel Shultz (602) 956-7809